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                                                                  EXHIBIT 10.B.9


                              PC ADVISORY CORP. I

                           DEFERRED COMPENSATION PLAN
                                 FOR DIRECTORS
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                              PC ADVISORY CORP. I

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

             SECTION 1 - ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE

    1.1 Establishment. PC Advisory Corp. I, (the "Company") a Delaware corporation hereby establishes the "PC Advisory Corp. I Deferred Compensation Plan for Directors" (the "Plan") for the benefit of the members of the Company's Board of Directors, ("Director's"). Subject to the terms and conditions described herein, the Plan provides the opportunity for Directors to defer receipt of all or some part of their annual Board retainer, Committee Chairman retainer, and Board and Committee meeting fees.

    1.2 Purpose. The purpose of this Plan is to help attract and retain highly qualified individuals to serve as members of the Company's Board of Directors.

    1.3 Effective Date. The Plan, upon its adoption by the Board shall be effective January 1, 1993. The "Plan Year" is the calendar year.

                           SECTION 2 - ADMINISTRATION

    2.1 Administration. The Plan shall be administered by the Board of Directors. The Board, by majority action thereof, shall interpret the Plan, prescribe, amend and rescind rules relating to it from time to time as it deems proper and in the best interests of the Company, and to take any other action necessary for the administration of the Plan. Any decision or interpretation adopted by the Board shall be final and conclusive and shall be binding upon all Participants.

                           SECTION 3 - PARTICIPATION

    3.1 Participation. Participation in this Plan is voluntary. Each Director of the Company may elect to participate in the Plan by written notice to the Company upon his or her election to the Board of Directors. The deferral election, which is irrevocable, shall remain in effect for the Plan Year. A referral election by a Director who is elected to the Board during a Plan Year, shall remain in effect until the start of the next Plan Year.

                             SECTION 4 - DEFERRALS

    4.1 Compensation, Memorandum Account. Each Director who elects to defer all or some part of his or her Compensation will be deemed to be a "Participant" in the Plan. A Participant may elect to have all or a specified percentage of his or her Compensation deferred until such time as that individual ceases to be a Director. "Compensation" shall include the annual Board retainer, Board meeting fees, Committee Chairperson retainer, and Committee

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meeting fees. The Company shall establish a ledger account (the "Memorandum
Account") for each Participant and shall credit such account for the deferred Compensation at the same time and in the same amount as such Compensation would have been paid to the Director, absent the deferral election. Interest shall be credited to each Memorandum Account at the end of each quarter or such other periods as may be determined by the Board. The Board shall periodically determine the rate of interest credited to each Memorandum Account.

    4.2 Discretionary Investment by Company. The deferred Compensation to be paid to the Participant is an unfunded obligation of the Company. The Board may annually direct that an amount equal to the deferred Compensation for that year shall be invested, as the Board, in its sole discretion, shall determine. The Board may in its sole discretion determine that all or some portion of an amount equal to the deferred Compensation shall be paid into one or more grantor trusts to be established by the Company, or it may elect to participate in one or more grantor trusts established by Plum Creek Timber Co., L.P., (the "Limited Partnership"). If the Board establishes a separate grantor trust for the Plan; it may designate an investment advisor to direct investments and reinvestment of the funds.

    4.3 Payment of Deferred Salary and/or Incentive Compensation. Upon the retirement, death, permanent disability, resignation, or other termination of Board service of a Participant who has elected to defer Compensation for any Plan Year, the Company shall pay to such Participant (or his or her Beneficiary in the case of his or her death) an amount equal to the balance of the Participants' Memorandum Account, plus interest (at a rate determined by the Board pursuant to Section 4.1) on the outstanding account balance to the date of distribution and subject to approval of the Board, as follows:

                 (a) a lump sum cash payment; or

                 (b) in periodic installments over a period of years to be determined by the Board, in its discretion.

Payment of deferred Compensation shall commence or be made in January of the year following the Participant's retirement, death, permanent disability, resignation or termination of Board service.

    4.4 Acceleration of Payment of Deferred Compensation. The Board, in its sole discretion, may accelerate the payment of the unpaid balance of a Participant's Memorandum Account in the event of the Participant's retirement, death, permanent disability, resignation or other termination of Board service, or upon its determination that a Participant who is in distribution status, (or his or her Beneficiary in the case of death) has incurred a severe financial hardship. The Board in making its determination may consider such factors and require such information as it deems appropriate.

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    4.5  Incapacity of Participant or Beneficiary. If the Board finds that a
Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative), may at the discretion of the Board, be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Board has determined has incurred expense on behalf of such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

    4.6 Nonassignment. The fight of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

                        SECTION 5 - UNFUNDED OBLIGATION

    5.1 Unfunded Obligation. The deferred amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments including trust investments which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or Memorandum Accounts shall not create or constitute a trust or a fiduciary relationship between the Board and a Participant, or otherwise create any vested or beneficial interest in any Participant, or his or her Beneficiary, or his or her creditors, in any assets of the Company whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

                     SECTION 6 - TERMINATION AND AMENDMENT

    6.1 Termination and Amendment. The Board of Directors may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. No amendment, suspension, or termination may impair the right of a Participant or designated Beneficiary to receive the deferred Compensation benefit accrued prior to the effective date of such amendment, suspension or termination.

               SECTION 7 - REQUIREMENTS OF LAW AND GOVERNING LAW

    7.1 Requirements of Law. The operation and administration of the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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    7.2  Governing Law. The Plan, and all agreements under the Plan shall be constructed in accordance with and governed by the laws of the State of Washington.

                                          Approved by the authorization
                                          of the Board of Directors of
                                          PC Advisory Corp. I:

                                                  KEITH B. SLETTEN
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                                          Keith B. Sletten
                                          Vice President Human Resources


                                                  February 19, 1993
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                                          Date


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